Exhibit 10.27

Description of Compensation Arrangement with respect to Named Executive Officers

The following sets forth the annual rate at which the specified named executive officers (as defined in Regulation S-K Item 402(a)(3)) will be paid in 2005 and the cash bonus each was awarded for the fiscal year 2004 as approved by the Compensation Committee of the Board of Directors of Progenics Pharmaceuticals, Inc.

Name	Title	2005 Salary	Cash Bonus
Paul J. Maddon, M.D., Ph.D.	Chief Executive Officer and Chief Science Officer	$536,785	$150,000
Robert J. Israel, M.D.	Senior Vice President, Medical Affairs	312,000	50,000
Robert A. McKinney	Chief Financial Officer, Vice President, Finance and Operations and Treasurer	230,000	60,000
Ronald J. Prentki(1)	President and Director	385,650	75,000

(1) Mr. Prentki notified the Registrant of his resignation, effective March 25, 2005, as President of the Registrant.